
Ernie Barnes (b. 1938 - d. 2009)
Initial Offering Price
$488,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
32.0%
Similar Sales
Record Price
Repeat Sales
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$0.0m
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Sharpe Ratio (1995-2021)
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Ernie Barnes
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S&P 500
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MEMBERS ONLY
In 2022, Barnes' work, "The Sugar Shack" sold, a painting commissioned by Marvin Gaye for the cover of his album "I Want You". The piece sold for $15.3M, shattering Barnes' previous record of $550K and catalyzing deeper price discovery in Barnes market.
INVESTMENT THESIS



Ernie Barnes

(b. 1938 - d. 2009)

Why we like this offering

1. Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.
2. Barnes was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team.
3. Ernie Barnes painted in a style he defined as "neo-mannerist," which features figures with elongated limbs and closed eyes and captures the human body in motion.
4. The Artwork is a horizontal painting of a man in a white t-shirt and blue jeans and a woman in a red minidress dancing next to a jukebox inside a bar with wooden walls, support beam, and floor.
5. The Artwork is painted from the perspective of the bartender as evinced by the long wooden bar top that spans the bottom of the canvas. Besides the two figures and the jukebox, a chair, a glass, a bottle, and two books at the bar are the only objects in the room. A window and windowed door look out to a tree-lined landscape.
6. Ernie Barnes' auction records are led by The Sugar Shack (1976), which sold for $15,275,000 in May 2022, followed by Storm Dance, which sold for $2,340,000 in May 2022, and Main Street Pool Hall, which sold for $1,808,154 in June 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$27,697,890	25	$13,026,201

Average Prices



920.9K
690.7K
460.5K
230.2K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



27.7M
20.8M
13.8M
6.9M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
26
19.5
13
6.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$488,000**
Offering Circular	sec.gov/edgar

Painting


ERNIE BARNES





About Ernie Barnes

Ernest Eugene Barnes Jr. (July 15, 1938 – April 27, 2009) was an American artist, well known for his unique style of elongated characters and movement. He was also a professional football player, actor and author. — Wikipedia

INVEST NOW

ERNIE BARNES

b. 1938 — d. 2009, UNITED STATES



$488,000

INITIAL OFFERING

32.0%

ANNUAL APPRECIATION OF SIMILAR WORKS (SINCE 2000)[1,2]

45%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 20 × 30 in. (51 × 76 cm.)

Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.

The Artwork exemplifies Ernie Barnes' lively paintings of everyday Black joy, many of which take place at bars and dance halls. Ernie Barnes painted in a style he defined as "neo-mannerist," which features figures with elongated limbs and closed eyes and captures the human body in motion. The Artwork is a horizontal painting of a man in a white t-shirt and blue jeans and a woman in a red minidress dancing next to a jukebox inside a bar with wooden walls, support beam, and floor. The Artwork is painted from the perspective of the bartender as evinced by the long wooden bar top that spans the bottom of the canvas. Besides the two figures and the jukebox, a chair, a glass, a bottle, and two books at the bar are the only objects in the room. A window and windowed door look out to a tree-lined landscape. Auction records of artworks similar in size and subject matter to The Artwork by Ernie Barnes are led by The Maestro (ca. 1971), which sold for $882,375 at Bonhams New York on May 26, 2022, followed by The Tunesmith (1978), which sold for $630,000 at Sotheby's New York on November 16, 2022, and The Winning Shot (1970), which sold for $592,200 at Christie's New York on May 12, 2023.

Despite Ernie Barnes' success as a sports artist during his lifetime, he did not achieve institutional recognition or mainstream success in the art market until more recently. From 2018 to 2019, a retrospective of Barnes' work traveled from the California African American Museum to the North Carolina Museum of History. In 2020, UTA Artist Space in Los Angeles also mounted a comprehensive survey of the artist titled Liberating Humanity from Within. His work is now

AS OF AUGUST 1, 2023, THE ARTIST'S AUCTION RECORDS ARE LED BY HIS SEMINAL PAINTING THE SUGAR SHACK (1976), WHICH SOLD FOR $15,275,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, FOLLOWED BY STORM DANCE, WHICH SOLD FOR $2,340,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND MAIN STREET POOL HALL, WHICH SOLD FOR $1,808,154 (£ 1,482,000) AT CHRISTIE'S LONDON ON JUNE 28, 2022.

represented in the numerous public collections, including the African American Museum in Philadelphia, California African American Museum in Los Angeles, the Pro Football Hall of Fame in Canton, Ohio, BYU Museum of Art in Provo, Utah, North Carolina Central University Art Museum in Durham, the American Sport Art Museum and Archives in Daphne, Alabama, among many others. Barnes' success in the secondary market has seen major growth in the last few years, achieving all of his top ten records in 2022. As of August 1, 2023, the artist's auction records are led by his seminal painting The Sugar Shack (1976), which sold for $15,275,000 at Christie's New York on May 12, 2022, followed by Storm Dance, which sold for $2,340,000 at Christie's New York on May 13, 2022, and Main Street Pool Hall, which sold for $1,808,154 (£ 1,482,000) at Christie's London on June 28, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$0.9M
$0.7M
$0.4M
$0.2M
2007
2008
2010
2011
2012
2013
2014
2016
2017
2018
2019
2020
2022
2023

Ernie Barnes (b. July 15, 1938, Durham, North Carolina, d. April 27, 2009, Los Angeles, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Born at the height of Jim Crow, Barnes could not visit museums as a child; however, he developed an early interest in art history by reading books at the house of a prominent attorney where his mother managed the household staff. Barnes kept a sketchbook throughout school and studied painting at the North Carolina College at Durham (now North Carolina Central University) while he attended on a full scholarship to play football. He was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team. In 1966, Werblin hosted Barnes' first solo exhibition at the Grand Central Arts Gallery in New York. Barnes used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion. He painted from memory and defined his graceful elongated figurative style as "neo-mannerist." His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye's I Want You album and in the sitcom Good Times. He successfully combined his passions for sports and art, creating numerous commissions for the NBA, NFL, and other athletic organizations, which earned him the first Sports Artist of the Year award from the United States Sports Academy in 1985 and America's Best Painter of Sports award from the American Sport Art Museum and Archives in 2004. In 1990, he was awarded an honorary doctorate of fine arts from North Carolina Central University and in 1999, the University of North Carolina Board of Governors honored him with the University Award. Barnes passed away on April 27, 2009, in Los Angeles, California.




ERNIE BARNES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ernie Barnes with the following criteria: Horizontal paintings between 15 inches and 40 inches in size that feature less than 5 figures in a bar or domestic interior scene, excluding diptychs and Two Clowns Playing Pool as Another Looks On due to poor condition. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 32.0% CAGR implied from selected sales occurring from February 19, 2008 to May 16, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Ernie Barnes have a record price compound annual growth rate ("CAGR") of 45.0% from October 19, 1999 to December 31, 2022. This calculation is based on (i) a record price of $2,250 on October 19, 1999, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,026,201 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends